NEWS RELEASE

The Hartford Reports First Quarter 2017 Net Income And Core Earnings Per Diluted Share* Of $1.00

•
Net income of $378 million increased 17% from first quarter 2016 primarily due to lower net realized capital losses, partially offset by higher catastrophe losses; net income per diluted share of $1.00 up 27% from first quarter 2016

•
Core earnings* of $378 million decreased 2% from first quarter 2016 primarily due to higher property and casualty (P&C) current accident year losses including catastrophes, partially offset by higher net investment income; core earnings per diluted share* of $1.00 rose 5% from first quarter 2016

•	Net investment income of $728 million rose 5% from first quarter 2016 principally due to higher income from limited partnerships and other alternative investments (LPs)

•
Commercial Lines combined ratio of 96.0 increased 4.9 points from first quarter 2016 and included a 2.1 point unfavorable change in net prior accident year development (PYD) and a 1.5 point increase in catastrophe losses; underlying combined ratio* of 90.9 was up 1.3 points from first quarter 2016 primarily due to commercial auto and general liability

•
Personal Lines combined ratio of 99.3 decreased 0.6 point from first quarter 2016; underlying combined ratio of 91.2 was 1.5 points higher than first quarter 2016 due to higher weather and fire losses in homeowners; first quarter 2016 auto loss costs developed adversely during 2016, and after adjusting for this development, Personal Lines auto underlying combined ratio improved 5.7 points from first quarter 2016

•	Book value per diluted share of $45.25 rose 2% from Dec. 31, 2016; book value per diluted share excluding accumulated other comprehensive income (AOCI)* was $45.80, up 1%

HARTFORD, Conn., April 27, 2017 – The Hartford (NYSE:HIG) reported first quarter 2017 net income and core earnings of $378 million compared with net income of $323 million and core earnings of $385 million in first quarter 2016. Net income rose 17% due to a reduction in net realized capital losses, partially offset by higher catastrophe losses. Net realized capital losses totaled $13 million, after-tax, in first quarter 2017 compared with $101 million, after-tax, in first quarter 2016. Current accident year catastrophe losses rose 66% from $59 million, after-tax, in first quarter 2016 to $98 million, after-tax, in first quarter 2017. The estimate of first quarter 2016 catastrophe losses subsequently increased by $26 million, after-tax, during 2016 due to the occurrence of storms late in that quarter.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

“The Hartford is off to a very good start in 2017,” said The Hartford’s Chairman and CEO Christopher Swift. “Commercial Lines and Group Benefits both delivered top line growth and very strong margins. Mutual Funds had a great quarter, including a 14% increase in assets under management. The investment portfolio also continues to perform well, including solid limited partnership returns. Finally, I’m encouraged by the improvement in personal auto, where we have been addressing elevated loss cost trends.”
The Hartford’s President Doug Elliot said, “I am pleased with the underlying performance of Commercial Lines and Group Benefits as well as with the progress we’re making in Personal Lines. Our personal auto profitability initiatives are taking hold, with a significant improvement in the underlying loss ratio compared with last year, adjusted for unfavorable development during 2016. Commercial Lines results remained very strong, including outstanding performance in Small Commercial and Specialty Commercial, with both top line growth and excellent underlying margins. Middle Market results remained good, despite sustained competition and margin pressures. In Group Benefits, top line growth and a stable loss ratio resulted in a great quarter, excluding the impact of a previously-announced state guaranty fund assessment.”

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended
	Mar 31 2017	Mar 31 2016	Change
Net income (loss) by segment:
Commercial Lines	$231	$225	3%
Personal Lines	33	23	43%
P&C Other Operations	24	17	41%
Property & Casualty	288	265	9%
Group Benefits	45	50	(10)%
Mutual Funds	23	20	15%
Talcott Resolution	68	17	NM¹
Corporate	(46)	(29)	(59)%
Net income	$378	$323	17%
Less: Unlock benefit, before tax	18	13	38%
Less: Net realized capital losses after deferred policy acquisition costs (DAC), excluded from core earnings, before tax	(20)	(148)	86%
Less: Income tax benefit, including amounts related to before tax items excluded from core earnings	2	73	(97)%
Core earnings	$378	$385	(2)%
Weighted average diluted common shares outstanding	378.6	406.3	(7)%
Net income per diluted share²	$1.00	$0.79	27%
Core earnings per diluted share²	$1.00	$0.95	5%
Select financial measures:
Common shares outstanding and dilutive potential common shares	375.9	403.4	(7)%
Book value per diluted share	$45.25	$44.90	1%
Book value per diluted share (ex. AOCI)	$45.80	$44.27	3%
ROE - Net income[3]	5.4%	8.3%	(2.9)
ROE - Net income, excluding Talcott Resolution[3]	6.5%	11.0%	(4.5)
ROE - Core earnings*[3]	7.6%	8.8%	(1.2)
ROE - Core earnings, excluding Talcott Resolution*[3]	8.6%	10.3%	(1.7)
Select operating data:
Net investment income	$728	$696	5%
Annualized investment yield, before tax, excluding LPs	4.0%	4.1%	(0.1)
P&C net investment income	$310	$272	14%
P&C annualized investment yield, before tax, excluding LPs	3.7%	3.8%	(0.1)

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3]
Calculated based on last 12-months net income and core earnings, respectively; for ROE - Net Income, the denominator is stockholders’ equity including AOCI; for ROE - Core Earnings, the denominator is stockholders’ equity excluding AOCI

First quarter 2017 net income per diluted share was $1.00, an increase of 27% compared with net income per diluted share of $0.79 in first quarter 2016. The growth in net income per diluted share reflects a 17% increase in net income and a 7% reduction in weighted average diluted common shares outstanding in first quarter 2017 compared with first quarter 2016. The reduction in weighted average diluted common shares outstanding was primarily due to the company's repurchase of 29.1 million common shares for a total of $1.3 billion over the last four quarters.

Core earnings declined 2% from first quarter 2016 principally due to the decrease in P&C underwriting gain, partially offset by higher net investment income. The decline in P&C underwriting gain was largely due to increased catastrophe losses and higher current accident year loss costs in commercial auto, personal auto and homeowners, partially offset by a decrease in net unfavorable PYD from $21 million, after-tax, in first quarter 2016 to $8 million, after-tax, in first quarter 2017. Core earnings per diluted share in first quarter 2017 rose 5% to $1.00, compared with $0.95 in first quarter 2016, as a 2% reduction in core earnings was more than offset by the impact of the 7% reduction in weighted average diluted common shares outstanding.

Net investment income increased 5% to $728 million, before tax, in first quarter 2017 compared with $696 million, before tax, in first quarter 2016 due to higher investment income on LPs, partially offset by the effect of lower invested assets, principally due to the runoff of Talcott Resolution, and a lower annualized investment yield, excluding LPs. Investment income from LPs totaled $70 million, before tax, or $47 million, after-tax, in first quarter 2017 compared with $8 million, before tax, or $3 million, after-tax, in first quarter 2016. Excluding LPs, first quarter 2017 net investment income declined 4% compared with first quarter 2016 due to both the continued runoff of Talcott Resolution and a decrease in the total annualized investment yield, excluding LPs, to 4.0% from 4.1% in first quarter 2016. The P&C annualized investment yield, excluding LPs, declined to 3.7% compared with 3.8% in first quarter 2016. The credit performance of the investment portfolio remained strong. Net impairment losses including mortgage loan valuation allowances totaled $1 million, before tax, down from $23 million, before tax, in first quarter 2016.

Net income return on equity (ROE) was 5.4% in first quarter 2017 compared with 8.3% in first quarter 2016, and core earnings ROE was 7.6% in first quarter 2017 compared with 8.8% in first quarter 2016.

Book value per diluted share as of March 31, 2017 rose 2% compared with Dec. 31, 2016 to $45.25. The increase in book value per diluted share reflects the 1% growth in stockholders' equity and 1% decrease in common shares outstanding and dilutive potential common shares. The increase in stockholders' equity was principally due to the change in AOCI that was largely due to the impact of lower market interest rates and tighter credit spreads since Dec. 31, 2016 on the fair value of the company's fixed maturity investment portfolio. Excluding AOCI, book value per diluted share as of March 31, 2017 increased 1% to $45.80 from $45.24 as of Dec. 31, 2016 due to the reduction in common shares outstanding and dilutive potential common shares.

During first quarter 2017, the company repurchased 6.7 million common shares for approximately $325 million. As of April 25, 2017, the company had repurchased 1.9 million common shares for $92 million in second quarter 2017, leaving $883 million available under the $1.3 billion 2017 share repurchase authorization. During first quarter 2017, $87 million of common dividends were paid to shareholders, for a total return of capital to shareholders of $412 million during the quarter.

FIRST QUARTER 2017 SEGMENT FINANCIAL RESULTS SUMMARY

($ in millions)
	Mar 31 2017	Mar 31 2016	Change
Core earnings
P&C segments:
Commercial Lines	$224	$246	(9)%
Personal Lines	32	26	23%
P&C Other Operations	21	19	11%
Property & Casualty	277	291	(5)%
Group Benefits	40	48	(17)%
Mutual Funds	23	20	15%
Sub-total	340	359	(5)%
Talcott Resolution	83	77	8%
Corporate	(45)	(51)	12%
Total	$378	$385	(2)%
Select operating data:
Commercial Lines
Combined ratio	96.0	91.1	4.9
Impact of catastrophes and PYD on combined ratio	5.1	1.5	3.6
Underlying combined ratio	90.9	89.6	1.3
Personal Lines
Combined ratio	99.3	99.9	(0.6)
Impact of catastrophes and PYD on combined ratio	8.1	10.1	(2.0)
Underlying combined ratio	91.2	89.7	1.5
Group Benefits
Loss ratio	77.7%	77.6%	0.1
Expense ratio	27.7%	25.6%	2.1
Net income margin	4.9%	5.7%	(0.8)
Core earnings margin*	4.3%	5.5%	(1.2)
Mutual Funds
Mutual Funds net flows	$1,333	$(186)	NM
Total Mutual Funds segment assets under management	$103,199	$90,414	14%

Commercial Lines:

•
Commercial Lines net income of $231 million rose 3% and core earnings declined 9% to $224 million compared with first quarter 2016. Net income increased due to a favorable change in net realized capital gains and higher net investment income that were largely offset by an unfavorable change in PYD and higher catastrophe losses. Unfavorable PYD was $15 million, before tax, in first quarter 2017 compared with favorable PYD of $20 million, before tax, in first quarter 2016. Catastrophe losses totaled $71 million, before tax, compared with $44 million, before tax, in first quarter 2016. The unfavorable change in PYD and the increase in catastrophe losses, partially offset by higher net investment income, were the primary causes of the core earnings decrease.

•
The Commercial Lines combined ratio increased 4.9 points from first quarter 2016 to 96.0 and included 5.1 points from catastrophes and PYD compared with 1.5 points from catastrophes and PYD in first quarter 2016.

•
The Commercial Lines underlying combined ratio was 90.9, an increase of 1.3 points from first quarter 2016 primarily due to higher current accident year commercial auto and general liability loss costs.

Personal Lines

•
Personal Lines net income of $33 million rose 43% and core earnings of $32 million rose 23% compared with first quarter 2016. The increase in net income and core earnings was primarily due to higher underwriting gain and net investment income and, for net income, a change from net realized capital losses to net realized capital gains. Underwriting gain increased due to modestly favorable PYD of $4 million, before tax, compared with net unfavorable PYD related to auto liability of $52 million, before tax, in first quarter 2016, and lower underwriting expenses due to reduced acquisition expenses. The favorable change in PYD and lower underwriting expenses in first quarter 2017 were largely offset by higher current accident year loss costs, including catastrophe losses that increased to $79 million, before tax, from $47 million in first quarter 2016.

•
The Personal Lines combined ratio was 99.3, including 8.1 points from catastrophes and PYD, down from 99.9, including 10.1 points from catastrophes and PYD, in first quarter 2016. The auto combined ratio improved to 97.5 from 106.6 in first quarter 2016, which included 9.3 points of unfavorable PYD compared with favorable PYD of 0.4 points in first quarter 2017. The homeowners combined ratio rose to 103.4 from 84.7 in first quarter 2016 due to higher catastrophe losses in first quarter 2017, less favorable PYD, and higher non-catastrophe weather and fire losses compared with first quarter 2016.

•
The Personal Lines underlying combined ratio was 91.2, an increase of 1.5 points from first quarter 2016 primarily due to higher auto liability and non-catastrophe homeowners losses. The underlying combined ratio for auto was 96.6, up slightly from 96.2 reported in first quarter 2016. Taking into account the subsequent development during calendar year 2016 of first quarter 2016 loss estimates, the first quarter 2017 auto loss ratio improved by 2.6 points. The underlying combined ratio for homeowners increased to 78.9 from 75.1 in first quarter 2016 due to higher weather and fire losses.

Group Benefits

•
Group Benefits net income declined 10% from $50 million in first quarter 2016 to $45 million in first quarter 2017 and core earnings declined 17% from $48 million to $40 million primarily due to a state guaranty fund assessment of $13 million, after-tax, related to the liquidation of a Pennsylvania long-term care insurance company.

•
Excluding the state guaranty fund assessment, Group Benefits core earnings grew by 10% due to premium growth and higher net investment income from LPs. Fully insured ongoing premiums rose 4% compared with first quarter 2016 as a result of strong persistency and pricing increases.

•
The total loss ratio remained essentially consistent with first quarter 2016 at 77.7%, reflecting a slight improvement in group life due to lower incidence and a modest deterioration in group disability due to an increase in expected long-term disability claim severity.

Mutual Funds

•
Mutual Funds net income and core earnings of $23 million each rose 15% compared with first quarter 2016 due to higher revenue as a result of the 14% increase in assets under management (AUM) over the past year.

•
Total AUM rose to $103.2 billion, up 14% from March 31, 2016 due to market appreciation and the addition of the Schroders Mutual Funds, partially offset by the continued runoff of Talcott Resolution AUM. Excluding Talcott Resolution AUM, Mutual Fund positive net flows totaled $1.3 billion due to strong sales in all asset classes in first quarter 2017 compared with net outflows of $186 million in first quarter 2016.

Talcott Resolution

•
Talcott Resolution net income was $68 million compared with $17 million in first quarter 2016 due to lower net realized capital losses in first quarter 2017. Core earnings rose 8% to $83 million, principally due to higher net investment income from LPs and lower interest crediting rates on fixed annuities compared with first quarter 2016, partially offset by lower fee income from the runoff of the block.

•	Individual variable annuity and fixed annuity contract counts at March 31, 2017 declined 10% and 6%, respectively, compared with March 31, 2016.

Corporate

•
Corporate net loss and core losses were $46 million and $45 million, respectively, and included a $7 million excess tax benefit related to a new accounting standard for stock compensation. Net loss increased by $17 million compared with $29 million in first quarter 2016, which included a $25 million income tax benefit related to the reduction of the deferred tax valuation allowance on capital loss carryforwards, while core losses decreased by $6 million largely due to the first quarter 2017 tax benefit and lower interest expense as a result of debt repayments over the past year.

CONFERENCE CALL
The Hartford will discuss its first quarter 2017 financial results in a webcast at 9 a.m. EDT on Friday, April 28, 2017. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at https://ir.thehartford.com.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2017, and the First Quarter 2017 Financial Results Presentation, both of which are available at https://ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts                    Investor Contacts
Michelle Loxton                    Sabra Purtill, CFA
860-547-7413                        860-547-8691
michelle.loxton@thehartford.com            sabra.purtill@thehartford.com

Matthew Sturdevant                    Sean Rourke
860-547-8664                        860-547-5688
matthew.sturdevant@thehartford.com        sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,688	$934	$—	$816	$—	$35	$—	$3,473
Fee income	10	11	—	19	191	223	1	455
Net investment income	243	36	31	95	1	318	4	728
Other revenues	—	19	—	—	—	—	—	19
Net realized capital gains (losses)	11	2	4	8	—	(45)	—	(20)
Total revenues	1,952	1,002	35	938	192	531	5	4,655
Benefits, losses, and loss adjustment expenses	1,054	719	1	651	—	332	—	2,757
Amortization of DAC	249	81	—	8	6	19	—	363
Insurance operating costs and other expenses	326	155	3	220	151	106	4	965
Interest expense	—	—	—	—	—	—	83	83
Total benefits and expenses	1,629	955	4	879	157	457	87	4,168
Income (loss) before income taxes	323	47	31	59	35	74	(82)	487
Income tax expense (benefit)	92	14	7	14	12	6	(36)	109
Net income (loss)	231	33	24	45	23	68	(46)	378
Less: Unlock charge, before tax	—	—	—	—	—	18	—	18
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	11	2	4	7	—	(43)	(1)	(20)
Less: Income tax benefit (expense)	(4)	(1)	(1)	(2)	—	10	—	2
Core earnings (losses)	$224	$32	$21	$40	23	$83	$(45)	$378

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,623	$975	$—	$778	$—	$28	$—	$3,404
Fee income	10	9	—	17	167	241	1	445
Net investment income	209	31	32	88	—	325	11	696
Other revenues	—	20	—	—	—	—	—	20
Net realized capital gains (losses)	(33)	(5)	(3)	2	—	(112)	(4)	(155)
Total revenues	1,809	1,030	29	885	167	482	8	4,410
Benefits, losses, and loss adjustment expenses	937	731	1	618	—	354	—	2,641
Amortization of DAC	242	89	—	8	5	30	—	374
Insurance operating costs and other expenses	308	179	5	194	131	105	6	928
Interest expense	—	—	—	—	—	—	86	86
Total benefits and expenses	1,487	999	6	820	136	489	92	4,029
Income (loss) before income taxes	322	31	23	65	31	(7)	(84)	381
Income tax expense (benefit)	97	8	6	15	11	(24)	(55)	58
Net income (loss)	225	23	17	50	20	17	(29)	323
Less: Unlock charge, before tax	—	—	—	—	—	13	—	13
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	(32)	(5)	(3)	2	—	(106)	(4)	(148)
Less: Income tax benefit (expense)	11	2	1	—	—	33	26	73
Core earnings (losses)	$246	$26	$19	$48	$20	$77	$(51)	$385

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2017, which is available on The Hartford's website, https://ir.thehartford.com.

Book value per diluted share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted share is the most directly comparable GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share, excluding AOCI is set forth below.

	As of
	Mar 31 2017	Dec 31 2016	Change
Book value per diluted share, including AOCI	$45.25	$44.35	2%
Less: Per diluted share impact of AOCI	$(0.55)	$(0.89)	38%
Book value per diluted share, excluding AOCI	$45.80	$45.24	1%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets, unearned revenue reserves and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended March 31, 2017 and 2016, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2017.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2017 and 2016, is set forth below.

	Three Months Ended
Margin	Mar 31 2017	Mar 31 2016	Change
Net income margin	4.9%	5.7%	(0.8)
Less: Effect of net realized capital gains, net of tax, on after-tax margin	0.6%	0.2%	0.4
Core earnings margin	4.3%	5.5%	(1.2)

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended March 31, 2017 and 2016 is provided in the table below.

	Three Months Ended
	Mar 31 2017	Mar 31 2016	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income per share	$1.00	$0.79	27%
Less: Unlock benefit, before tax	0.05	0.03	67%
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.05)	(0.36)	86%
Less: Income tax benefit on items excluded from core earnings	—	0.17	(100)%
Core earnings per share	$1.00	$0.95	5%

Return on Equity - Core Earnings: The company provides different measures of the return on stockholders' equity (“ROE”). ROE - Net income is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. ROE - Core earnings is calculated based on non-GAAP financial measures. ROE - Core earnings is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. ROE - Net income is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of ROE - Core earnings to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.
A reconciliation of Consolidated ROE - Net income to Consolidated ROE - Core earnings is set forth below.

	Last Twelve Months Ended
	Mar 31 2017	Mar 31 2016
ROE - Net income	5.4%	8.3%
Less: Unlock benefit, before tax	—	0.3
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.7)	(1.8)
Less: Restructuring and other costs, before tax	—	(0.1)
Less: Loss on extinguishment of debt, before tax	—	(0.1)
Less: (Loss) gain on reinsurance transactions, before tax	(3.7)	0.2
Less: Income tax benefit on items not included in core earnings	2.3	1.1
Less: Impact of AOCI, excluded from Core ROE	(0.1)	(0.1)
ROE - Core earnings	7.6%	8.8%

A reconciliation of Consolidated ROE - Net income, excluding Talcott Resolution to Consolidated ROE - Core earnings, excluding Talcott Resolution is set forth below.

	Last Twelve Months Ended
	Mar 31 2017	Mar 31 2016
ROE - Net income (excluding Talcott Resolution)	6.5%	11.0%
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.5)	(0.6)
Less: Restructuring and other costs, before tax	—	(0.1)
Less: Loss on extinguishment of debt, before tax	—	(0.2)
Less: Loss on reinsurance transaction, before tax	(5.8)	—
Less: Income tax benefit on items not included in core earnings	3.7	1.3
Less: Income from discontinued operations, after-tax	—	0.1
Less: Impact of AOCI, excluded from Core ROE	0.5	0.2
ROE - Core earnings (excluding Talcott Resolution)	8.6%	10.3%

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "First Quarter 2017 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended March 31, 2017 and 2016, is set forth in the Investor Financial Supplement for quarter ended March 31, 2017, which is available on The Hartford's website, https://ir.thehartford.com.

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the demand for our products, returns in our investment portfolios and the hedging costs associated with our run-off annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our run-off annuity block; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, market volatility and foreign exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;

Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; volatility in our statutory and United States ("U.S.") Generally Accepted Accounting Principles ("GAAP") earnings and potential material changes to our results resulting from our risk management program to emphasize protection of economic value;

Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further acceleration of deferred policy acquisition cost amortization and an increase in reserve for certain guaranteed benefits in our variable annuities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;

Strategic and Operational Risks: risks associated with the run-off of our Talcott Resolution business; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risks, challenges and uncertainties associated with our capital management plan, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the potential for difficulties arising from outsourcing and similar third-party relationships; the company’s ability to protect its intellectual property and defend against claims of infringement;

Regulatory and Legal Risks: the cost and other potential effects of increased regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.